STARWOOD HOTELS & RESORTS WORLDWIDE, INC
ANNOUNCES BOARD APPOINTMENT
Adam Aron Elected to Board of Directors

WHITE PLAINS, NY – August 1, 2006 – Starwood Hotels & Resorts Worldwide, Inc (NYSE:HOT), one of the world’s largest hotel and leisure companies, today announced the election of Adam M. Aron, Chairman and Chief Executive Officer of World Leisure Partners, Inc., to the Company’s Board of Directors. Aron, 51, is also a former Chairman and Chief Executive Officer of Vail Resorts, Inc. and former President and Chief Executive Officer of Norwegian Cruise Line Ltd., and served in senior marketing roles at United Airlines and Hyatt Hotels and Resorts.

“With his tremendous breadth of experience, successful track record and penchant for creativity, Adam is an icon in the travel industry, well respected and admired by those who have worked with him during his 27 years in the industry,” said Bruce Duncan, Chairman of Starwood’s Board. “Credited with many industry ‘firsts’ including helping to create airline and hotel frequency programs, Adam is a formidable addition to our board.”

“There’s not a more innovative leader in this industry than Adam,” said Steven J. Heyer, Starwood’s Chief Executive Officer. “As we continue to transform our company, unlocking the substantial power of our brands and implementing an exciting strategy that pushes traditional boundaries, Adam’s insight and instinct will be invaluable.”

“I have followed Starwood’s dynamic rise from afar, and I can’t tell you how excited I am to join the Board, particularly at this meaningful point in the Company’s young history,” said Mr. Aron. “With organic growth opportunities around the globe, strong brands, a very healthy balance sheet, and a seasoned leadership team intent on winning, Starwood is well poised for unbelievable success.”

Mr. Aron created Miami-based World Leisure Partners in the spring of 2006 to serve as a personal consultancy on issues related to leisure-related and/or luxury products and services, including real estate, as well as consumer marketing issues. Initial clients are expected to include leading private equity investment firms, and other U.S. and European companies.

Mr. Aron served as Chairman and Chief Executive Officer of Vail Resorts, Inc. from 1996 through 2006. Vail Resorts owns and operates Vail, Beaver Creek, Breckenridge, Keystone, and Heavenly, all of which rank among the best and most visited ski resorts in North America; along with the Grand Teton Lodge Company in Jackson Hole, and RockResorts — with luxury resort hotels throughout the United States. Vail Resorts also has extensive hospitality, golf, dining, and retail operations as well as a particularly vibrant real estate development business. Vail Resorts has approximately 15,000 employees and $900 million in annual revenues. It is well more than four times the size it was when Aron assumed his role. Vail Resorts is publicly traded (NYSE: MTN), the result of a 1997 IPO led by Mr. Aron.

Mr. Aron also served as President and CEO of Norwegian Cruise Line (1993-1996), where he successfully completed a financial, operational, marketing and strategic turnaround of the then fourth largest cruise company in the world, with 13 passenger ships sailing throughout the globe.

Previously, Mr. Aron held executive roles as Senior Vice President of Marketing for United Airlines (1990-1993), Senior Vice President of Marketing for Hyatt Hotels and Resorts (1987-1990), Vice President of Marketing Programs for Western Airlines (1985-1987) and System Director of Marketing Plans and Programs for Pan American World Airways (1979-1985).

Mr. Aron has been named as one of the U.S.’s Top 100 Marketing Executives (by Ad Age Magazine), 40 Under 40 (Crain’s), 25 Most Influential Executives in Travel and Tourism (Tour and Travel News), People of the Year (Travel Agent Magazine), and People to Watch (Hotel Business Magazine).

He is currently Vice Chairman of the Travel Industry Association of America, and is expected to be its Chairman in 2008. Mr. Aron serves on the Board of Directors of FTD (NYSE: FTD) and Rewards Network (AMEX: IRN). He has previously served on the Board of Directors of Nextel Partners, Crestline Capital, Florsheim Group, Royal Caribbean Cruises, Norwegian Cruise Line, ResidenSea and Vail Resorts among others.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with approximately 850 properties in more than 95 countries and 145,000 employees at its owned and managed properties. Starwood® Hotels is a fully integrated owner, operator and franchisor of hotels and resorts with the following internationally renowned brands: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, W®, Le Méridien® and the recently announced aloftSM. Starwood Hotels also owns Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwoodhotels.com.

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